Exhibit 99.2

EMAIL FROM STEPHEN MORRISON

TO ALL EMPLOYEES

Re:  724 Solutions Agrees to be Acquired by Austin Ventures at US$3.34 per Common Share

All,

As discussed in the press release issued today, 724 Solutions and Austin Ventures have reached a definitive arrangement agreement related to Austin Ventures’ acquisition proposal.  This is an important milestone in the process outlined in our previous press releases.

We intend to complete the documentation necessary for the regulatory filings and shareholder communications as quickly as possible.  In addition to shareholder approval, the transaction requires court approval.  We will be announcing the date of the annual and special shareholders meeting as soon as we firm up timing.

We will be providing you with more information shortly.  After you have reviewed that information, please let me know if you have any questions.

Regards,

Stephen Morrison
805.899.8192

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724 Solutions will file a Management Information Circular and Proxy Statement and other relevant documents regarding this transaction with the U.S. Securities and Exchange Commission (the “SEC”).  These documents will contain important information about the transaction, and 724 Solutions urges you to read these documents when they become available.  You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov).

724 Solutions and certain of its affiliates may be deemed to be participants in the solicitation of proxies in connection with the proposed arrangement. A description of the interests of certain of 724 Solutions’ directors and executive officers in the company is set forth in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2005. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed arrangement, and a description of their direct and indirect interests in the proposed arrangement, as well as the interests of the company’s executive officers and directors, will be set forth in the Management Information Circular and Proxy Statement when it is filed with the SEC.